Exhibit 99.1

Dream Finders Homes to Acquire the Assets of McGuyer Homebuilders, Inc. (MHI)

JACKSONVILLE, Fla., Sept. 13, 2021 (GLOBE NEWSWIRE) – Dream Finders Homes, Inc. (NASDAQ: DFH) announced that it entered a definitive purchase and sale agreement to acquire the homebuilding, mortgage banking and title insurance assets of Houston, Texas-based homebuilder McGuyer Homebuilders, Inc. and related affiliates (collectively “MHI”). MHI, doing business as Coventry Homes, builds in Houston, Dallas, Austin and San Antonio, Texas and has been operating since 1988. MHI closed over 2,000 homes in fiscal year 2020 with an average sales price of $441,779, generating revenues in excess of $900 million. Throughout its history, MHI has closed over 55,000 homes across its Texas markets. DFH expects the transaction to close in the beginning of the fourth quarter of 2021.

Key Transaction Highlights

•	DFH expects to acquire approximately 1,850 homes in backlog, consisting of the following metro areas: 600 in Houston, 560 in Dallas, 490 in Austin, and 200 in San Antonio.
•	MHI stakeholders will retain approximately 1,000 finished lots and DFH will have the option to purchase the finished lots over the two years subsequent to the MHI acquisition effective closing date.
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DFH expects to acquire approximately 200 finished lots at closing to begin home construction imminently, as well as finished lot options to purchase an additional 4,500 lots. DFH expects the consolidated company to own and control over 40,000 lots after closing of the transaction. MHI expects to have over 100 active selling communities at closing and, post-closing on a consolidated basis, DFH expects to have over 220 active selling communities.

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DFH exercised its right for a $300 million increase in the aggregate commitments under its senior unsecured revolving credit facility, which reached $750 million, to finance MHI’s work in process inventory. In connection with the MHI acquisition, DFH plans to pay-off the construction lines of credit MHI has historically used to finance its inventory.

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DFH expects to issue 150,000 shares of newly-designated Series A Convertible Preferred Stock with an initial liquidation preference of $1,000 per share and a par value $0.01 per share (the “Convertible Preferred Stock”), for an aggregate purchase price of $150 million. The closing of the Convertible Preferred Stock is conditioned upon the simultaneous closing of the MHI acquisition.  The Convertible Preferred Stock will accumulate dividends at a 9.00% rate per annum, payable quarterly in arrears. The Convertible Preferred Stock will be perpetual with call and conversion rights; and will be redeemable at the Company’s option in years four and five. Any Convertible Preferred Stock outstanding after year five will be convertible into the Company’s Class A common stock. Builder Advisor Group acted as sole placement agent in the preferred stock issuance.

Patrick Zalupski, Dream Finders Homes, Inc. Chairman and CEO, said, “Frank and the MHI team have built a tremendous homebuilding organization over the past three decades. MHI has a reputation for being a great partner and has earned the respect of developers and homeowners across the great state of Texas. We are excited to welcome MHI employees into the Dream Finders family and look forward to growing our footprint in one of the country’s best housing markets. The MHI transaction will significantly increase our geographic operations in the Austin region and will allow us to expand into Houston, Dallas and San Antonio. These metro areas rank as some of the largest and fastest growing residential homebuilding markets nationally with aggregate permits in excess of 120,000 annually. We are excited to get to work and anticipate making significant capital investments in these new markets, with the goal of being one of the largest builders in Texas.”

Frank McGuyer, Founder of MHI, said, “I am extremely proud of the businesses we have built over the last thirty years. My strategic priority in identifying a merger partner was to ensure that our people and the Coventry brand would have the opportunity to continue to grow post merger. DFH has a proven track record of growth and will be looking to the leadership of the Coventry team to build the combined company into one of the largest home builders in Texas. I am excited to see what the future holds for Coventry and Dream Finders.”

Builder Advisor Group served as exclusive M&A advisor to MHI in the transaction.

Investor Communication

Dream Finders Homes, Inc. encourages all interested parties -- including analysts, current and potential stockholders, and other stakeholders -- to submit questions in writing about the Company’s results and business to investors@dreamfindershomes.com. The Company intends to make written responses to selected questions available monthly by furnishing Current Reports on Form 8-K to the Securities and Exchange Commission and through its investor relations website at https://investors.dreamfindershomes.com/.

About Dream Finders Homes, Inc.

Dream Finders Homes, Inc. is based in Jacksonville, FL, and is one of the nation’s fastest growing homebuilding companies, with industry leading returns on shareholder’s equity. Dream Finders Homes builds homes in Florida, Texas, North Carolina, South Carolina, Georgia, Colorado, Virginia and Maryland. Dream Finders Homes achieves its industry leading growth and returns by maintaining an asset light homebuilding model.

Forward-Looking Statements

Certain statements in this press constitute “forward-looking statements” under the federal securities laws. These forward-looking statements are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. When we use words such as “anticipate,” “intend,” “plan,” “believe,” “estimate,” “expect,” or similar expressions, we do so to identify forward-looking statements. These forward-looking statements regarding future events include, but are not limited to, the expected timetable, and our ability, to close and fund the MHI acquisition, the number of homes and finished lots to be acquired at closing, the number of selling communities at and after closing, capital investment in new markets, standing in the Texas market, expectations for employees, the ability to integrate the MHI acquisition and to achieve the expected operational and financial benefit of such acquisition and the timing of such benefits; and market conditions and possible or assumed future results of operations, including statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

SOURCE: Dream Finders Homes, Inc.

Investor and Analyst Contact – investors@dreamfindershomes.com
Rick Moyer – Chief Financial Officer
Anabel Fernandez – Treasurer
Jake Williamson – Director of Treasury

Media Contact – mediainquiries@dreamfindershomes.com
Rick Moyer – Chief Financial Officer
Anabel Fernandez – Treasurer
Robert Riva – General Counsel